UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 21, 2001

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	333-30732	41-0946258
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Merrill Circle, St. Paul, Minnesota  55108
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (651) 646-4501

Item 7.  Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
N/A.
(b)	Pro forma financial information.
N/A.
(c)	Exhibits.

Exhibit No.	Description	Filing
10.1	Second Amendment and Waiver, dated as of February 1, 2001 to the Credit Agreement among Merrill Corporation, Merrill Communications LLC, the various financial institutions from time to time parties to the Credit Agreement, Wells Fargo Bank, N.A., and U.S. Bank National Association	Filed herewith

Item 9.  Regulation FD Disclosure.

          In our Form 8-K filed with the Securities and Exchange Commission on February 20, 2001 (“February Form 8-K”), we stated our belief that, as a result of the continued weakness in the domestic financial transaction market and the impact on our Financial Document Services (FDS) business unit, we would fail to meet certain covenants contained in our Credit Agreement as a result of an amendment to that agreement effective October 31, 2001.  These amended October 31, 2001 financial covenants included EBITDA, interest coverage, leverage ratio, fixed charge coverage ratios and a senior leverage ratio. We also stated in that February Form 8-K that there was a significant risk that the amended covenants will not be met as of April 30, 2001.

          Subsequent to our February Form 8-K, we reached an agreement with our lenders to further amend our Credit Agreement and waive all defaults arising from our failure to satisfy the financial covenants at January 31, 2001, until April 15, 2001.  In addition we agreed with our lenders not to borrow against our revolving credit line during the waiver period, unless they otherwise agree, and to limit our capital expenditures to certain weekly-prescribed amounts.  We do not expect the revolving credit line or the capital expenditure restrictions will have any impact on our business. As of March 20, 2001, we had cash and cash equivalents of $30.1 million.

          In the October 31, 2000 amendment to our credit agreement, we agreed that in the event we did not meet our amended covenants, the rate that would otherwise be applicable to all loans would be increased by 2% during the time such covenants are not met.  Beginning February 1, 2001, the interest rate applicable to amounts outstanding will be increased by 2%. In connection with the second amendment and waiver agreement, we have agreed to pay the lenders a fee equal to 0.125% of the outstanding loans and commitments under our Credit Facility, which will be amortized as interest expense from February 1, 2001 to April 15, 2001.

          We anticipate that during the waiver period, we will engage in discussions with our lenders regarding additional amendments or waivers under, or a potential restructuring of, our credit facility.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL CORPORATION

By: /s/Robert H. Nazarian
Robert H. Nazarian
Executive Vice President, Chief Financial Officer

Dated:  March 21, 2001

EXHIBIT INDEX

Exhibit No.	Description	Filing
10.1	Second Amendment and Waiver Agreement, dated as of February 1, 2001 to the Credit Agreement among Merrill Corporation, Merrill Communications LLC, the various financial institutions from time to time parties to the Credit Agreement, Wells Fargo Bank, N.A., and U.S. Bank National Association	Filed herewith